Exhibit 8.2

[AKIN GUMP LETTERHEAD]

August 26, 2004

Prime Medical Services, Inc.

1301 S. Capital of Texas Highway

Suite B-200

Austin, Texas 78746

Ladies and Gentlemen:

We have acted as counsel to Prime Medical Services Inc., a Delaware corporation (the “Company”), in connection with the proposed merger (the “Merger”), of the Company with and into HealthTronics Surgical Services Inc., a Georgia corporation (“Wave”), pursuant to the Agreement and Plan of Merger (the “Merger Agreement”) dated as of June 11, 2004. Unless otherwise indicated, capitalized terms not defined herein have the meanings set forth in the Merger Agreement. This opinion is being delivered in connection with the Registration Statement on Form S-4 (Registration No. 333-117102) (as amended, the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the proposed Merger to which this opinion appears as an Exhibit. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.

In rendering our opinion set forth below, we have examined (without our independent investigation or verification) and relied upon the facts, information, representations, covenants and agreements contained in originals or copies, certified or otherwise identified to our satisfaction, of the Agreement, the Registration Statement, and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below. In addition, we have relied upon (without our independent investigation or verification) certain statements, representations, covenants and agreements made by Company and Wave, including factual statements and representations set forth in their respective letters delivered to us for purposes of this opinion (the “Representation Letters”), and we have assumed that the Representation Letters will be re-executed by appropriate officers as of the effective time of the Merger. Our opinion assumes and is expressly conditioned on, among other things, the accuracy, completeness and truth of the facts, information, representations, covenants, statements and agreements set forth in the documents referred to above, both initially and continuing as of the effective time of the Merger, without any qualification as to knowledge or belief.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity and completeness of all documents submitted to us as originals,

Prime Medical Services, Inc.

August 26, 2004

and the conformity to original documents of all non-original documents submitted to us. We also have assumed that the transactions related to the Merger or contemplated by the Agreement will be consummated in accordance with the Agreement and as described in the Registration Statement, and that none of the terms and conditions contained therein will have been waived or modified in any respect prior to the effective time of the Merger. We have further assumed that all documents and instruments referred to in the Agreement are valid and binding in accordance with their terms.

In rendering our opinion, we have considered applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder (the “Regulations”), pertinent judicial authorities, rulings of the Internal Revenue Service and such other authorities as we have considered relevant, in each case, as in effect on the date hereof. It should be noted that such laws, Regulations, judicial decisions, rulings, administrative interpretations and such other authorities are subject to change at any time and, in some circumstances, with retroactive effect. A change in any of the authorities upon which our opinion is based, or any variation or difference in any fact from those set forth or assumed herein or in the Registration Statement, the Agreement, the Representation Letters or such other documents on which we relied, could affect our conclusions herein. Moreover, there can be no assurance that our opinion will be accepted by the Internal Revenue Service or, if challenged by the Internal Revenue Service, by a court.

Based solely upon and subject to the foregoing, we are of the opinion that under current law: (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; (ii) each of Company and Wave will be a “party to a reorganization” within the meaning of Section 368(b) of the Code; and (iii) subject to the conditions and limitations set forth under the heading “Material U.S. Federal Income Tax Consequences of the Merger” in the Registration Statement, Company stockholders will not recognize gain or loss upon the Merger.

Except as set forth above, we express no opinion to any party as to the tax consequences, whether federal, state, local or foreign, of the Merger or of any transaction related thereto or contemplated by the Agreement. We are furnishing this opinion solely in connection with the filing of the Registration Statement. We disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.

In accordance with the requirements of Item 601(b)(23) under the Securities Act, we hereby consent to the filing of this opinion as Exhibit 8.2 to the Registration Statement. We also consent to the use of our name under the heading “Material U.S. Federal Income Tax Consequences of

Prime Medical Services, Inc.

August 26, 2004

the Merger” in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Akin Gump Strauss Hauer & Feld LLP

Akin Gump Strauss Hauer & Feld LLP